Exhibit 99.1

FOR IMMEDIATE RELEASE

At Heska Corporation:
Jason Napolitano, Executive Vice President & CFO
    (970) 493-7272, Ext. 4105

Heska Corporation Announces Amended Agreement with AgriLabs

FORT COLLINS, CO, December 13, 2004 — Heska Corporation (NASDAQ: HSKA) today announced that an amendment to the current distribution agreement with Agri Laboratories, Ltd., or AgriLabs, has been signed. Under the amendment, currently outstanding prepayments from AgriLabs will be considered an upfront fee and the pricing on certain products has been increased. AgriLabs’ minimums to maintain exclusivity on certain bovine vaccines have been significantly reduced and no longer increase annually, although the minimums are subject to adjustment in certain circumstances.

Under the amendment, AgriLabs will continue to enjoy access to these bovine vaccines in the United States, Africa, China, Mexico and Taiwan to December 2013. Subject to minimum purchase requirements, AgriLabs’ rights in these regions will be exclusive at least to December 2009 and could remain exclusive up to December 2013 based on other contractual arrangements. Heska will be free to sell these bovine vaccines to any party of its choosing in other regions of the world. AgriLabs will also maintain non-exclusive rights to these bovine vaccines in Canada to December 2009.

In addition, two separate research and development agreements have been signed with AgriLabs. These agreements specified risk sharing provisions where AgriLabs has agreed to fund the initial research and development expenditures, but will be entitled to certain additional product rights and/or reimbursement of expenditures under certain circumstances. The research and development programs are intended to enhance the quality of the current line of bovine vaccines.

“We are pleased we have found a mutually agreeable solution to this matter,” said Robert Grieve, Heska’s Chairman and CEO. “AgriLabs has been an excellent customer of ours in the past and we are happy we will continue to benefit from their livestock market expertise in the future.”

“We have long been impressed with these vaccines, which we sell under our label and tradenames Titanium® and MasterGuard®,” said Steve Schram, AgriLabs’s President and CEO. “We are hopeful that the research and development agreements we have signed will allow us to maintain the leadership position we have established in the marketplace with these vaccines.”

About Heska
Heska Corporation (NASDAQ: HSKA) sells advanced veterinary diagnostic and other specialty veterinary products. Heska’s state-of-the-art offerings to its customers include diagnostic and monitoring instruments and supplies as well as single use, point-of-care tests, vaccines and pharmaceuticals. The company’s core focus is on the canine and feline markets where it strives to develop high value products for unmet needs in veterinary medicine. For further information on Heska and its products, visit the company’s website at www.heska.com.

About AgriLabs
AgriLabs, Ltd. is the largest private label marketer of veterinary vaccines and pharmaceuticals in the United States. AgriLabs is proficient in sales, marketing and technology transfer of current and future compounds or antigens for both food and companion animal markets. The AgriLabs distribution network of distributor owners is the largest in the United States and has the ability to efficiently reach the livestock and consumer marketplace through various veterinary, direct and retail channels. For additional information on AgriLabs and its products or distributors, visit the company website at www.agrilabs.com.

Forward-Looking Statements
This announcement contains express or implied forward-looking information about Heska’s products, business relationships and research and development activities. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause Heska’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Heska’s achievement of these results may be affected by many factors, including among others, the following: uncertainties relating to reliance on the sales and marketing efforts of a third party, over which Heska has no direct control; competition; uncertainties regarding the outcome of research and development projects currently contemplated; delays in or failure to achieve market acceptance of any products resulting from such research and development activities; the failure of third party distribution network members who have purchased large quantities of Heska’s products in the past to continue to do so in the future; uncertainties related to Heska’s ability to obtain and maintain costly regulatory approvals for its products; uncertainties related to Heska’s ability to successfully market and sell its current and any future products, including in nations where such products are not currently sold; reliance on key personnel; and the risks set forth in Heska’s filings and future filings with the Securities and Exchange Commission, including those set forth in Heska’s Annual Report on Form 10-K for the year ended December 31, 2003 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2004.

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